Exhibit 99.1

Celanese Corporation Reports Second Quarter 2023 Earnings

Dallas, August 7, 2023: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported second quarter 2023 GAAP diluted earnings per share of $2.00 and adjusted earnings per share of $2.17. The Company generated net sales of $2.8 billion in the quarter, a decrease of 2 percent from the prior quarter, reflecting a sequential decrease in pricing of 4 percent partially offset by a sequential increase in volume of 2 percent. The Company reported second quarter consolidated operating profit of $335 million, adjusted EBIT of $444 million, and operating EBITDA of $616 million, sequential increases of 33, 5, and 3 percent, respectively.
The Company initiated incremental actions to reduce cost, align production and inventory levels with demand, and maximize cash generation in response to continued demand softness, destocking across certain end-markets, and heightened competitive dynamics. As a result, the Company:
•Reduced inventory balances by $235 million in the second quarter with inventory reductions across Engineered Materials and the Acetyl Chain of 10 percent and 5 percent, respectively;
•Generated second quarter operating cash flow of $762 million and free cash flow of $611 million, all-time records by $132 million and $91 million, respectively; and
•Reduced net debt by $515 million in the second quarter, including a $386 million sequential decrease in debt and a $129 million sequential increase in cash.
"While we continue to navigate a persistently soft demand environment and volatile competitive backdrop, our team executed incremental actions that enabled us to deliver sequential earnings growth and record cash generation in the second quarter," said Lori Ryerkerk, chair and chief executive officer. "Our priority is to continue to maximize cash generation and I thank our team for exceeding our working capital reduction target in the second quarter to support free cash flow that was 18 percent higher than any quarter in our history. With strong free cash flow and anticipated net proceeds of approximately $450 million from the Food Ingredients joint venture, I am confident that we will meaningfully exceed the full year objective to reduce net debt by $1 billion in 2023."

Second Quarter 2023 Financial Highlights:

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	1,585	1,630	948
Acetyl Chain	1,233	1,250	1,559
Intersegment Eliminations	(23)	(27)	(21)
Total	2,795	2,853	2,486

Operating Profit (Loss)
Engineered Materials	158	112	166
Acetyl Chain	295	278	428
Other Activities	(118)	(139)	(111)
Total	335	251	483

Net Earnings (Loss)	221	93	436

Adjusted EBIT(1)
Engineered Materials	205	215	224
Acetyl Chain	332	316	475
Other Activities	(93)	(107)	(53)
Total	444	424	646

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	20	10	53
Acetyl Chain	32	34	39

Operating EBITDA(1)	616	596	744
Diluted EPS - continuing operations	$2.00	$0.86	$4.03
Diluted EPS - total	$2.01	$0.83	$3.98
Adjusted EPS(1)	$2.17	$2.01	$4.99

Net cash provided by (used in) investing activities	(163)	(178)	(136)
Net cash provided by (used in) financing activities	(447)	(69)	(159)
Net cash provided by (used in) operating activities	762	(96)	495
Free cash flow(1)	611	(261)	368
____________________________
(1)See "Non-US GAAP Financial Measures" below.

Recent Highlights:
•Announced the signing of a definitive agreement with finalized terms and value for the Food Ingredients joint venture, Nutrinova. Mitsui & Co., Ltd. will acquire a 70 percent stake at a purchase price of $472.5 million representing an enterprise valuation of approximately 15 times 2022 EBITDA.
•Awarded the 2023 Manufacturing Leadership Award by the Manufacturing Leadership Council and the National Association of Manufacturers for the Company's efforts to deploy a private 5G network at its Clear Lake, Texas facility to enable its strategic initiative of creating the digital plant of the future.
•Received the U.S. Environmental Protection Agency ENERGY STAR Award 2023 Partner of the Year designation for the eighth consecutive year and the Sustained Excellence designation, the highest honor of the ENERGY STAR Awards, for the sixth consecutive year.

Second Quarter 2023 Business Segment Overview
Acetyl Chain
The Acetyl Chain delivered second quarter net sales of $1.2 billion, a 1 percent decrease from the prior quarter. Volume increased by 2 percent sequentially and decreased 2 percent from the same quarter last year due to muted seasonal recovery in demand and residual destocking in certain end-markets. Second quarter pricing across the Acetyl Chain decreased by 3 percent sequentially and 19 percent year over year as a result of lower global industry utilization due to demand. In response to the challenging environment, the business took decisive actions to exercise its commercial and supply chain optionality. The Acetyl Chain reliably supplied an incremental share of volume during second quarter industry turnarounds to offset a portion of macro demand softness. Additionally, the business directed more of its sales into downstream derivatives where stronger margins could be captured. The business continued to align its production and inventory to current demand conditions by reducing production rates at its highest cost facilities and delivering a second quarter inventory reduction of $29 million. As a result of these actions, the Acetyl Chain delivered sequential earnings growth with second quarter operating profit of $295 million, adjusted EBIT of $332 million, and operating EBITDA of $386 million at margins of 24, 27, and 31 percent, respectively. Through the first half of 2023, the Acetyl Chain has performed in line with foundational earnings guidance despite market conditions that remain sub-foundational.
Engineered Materials
Engineered Materials reported second quarter net sales of $1.6 billion, a sequential decrease of 3 percent, due to a 5 percent price decrease that offset a 2 percent volume increase. Pricing reflected poor demand conditions across several differentiated end-markets and continued destocking, which resulted in intensified industry competitive dynamics. In response, Engineered Materials took actions to reduce production rates at higher cost facilities and directed sales into alternative end-markets. By leveraging its broad customer base, the business offset sequential demand deterioration in certain end-markets to deliver sequential volume growth in aggregate. In support of free cash flow, the business reduced inventory by $207 million in the second quarter, which resulted in an unfavorable impact to earnings. Engineered Materials delivered second quarter operating profit of $158 million, adjusted EBIT of $205 million, and operating EBITDA of $317 million at margins of 10, 13, and 20 percent, respectively. The Mobility and Materials (M&M) contribution to EM earnings increased sequentially through volume growth and $11 million in incremental synergies delivered across the quarter.

Cash Flow and Tax
Celanese reported second quarter operating cash flow of $762 million and free cash flow of $611 million which included cash capital expenditures of $145 million. Celanese returned $76 million in cash to shareholders via dividends in the quarter.
The effective income tax rate was a benefit of 2 percent for the second quarter compared to an expense of 20 percent for the same quarter in 2022. The lower effective rate was primarily due to decreased earnings in high taxed jurisdictions related to current demand conditions and a decrease in valuation allowances on U.S. foreign tax credit carryforwards due to revised forecasts of foreign sourced income and expenses during the carryforward period. The effective tax rate for adjusted earnings was 12 percent based on expected jurisdictional earnings mix for the full year and consideration of other non-recurring U.S. GAAP items.
Outlook
"The current demand and competitive backdrop remains volatile and unpredictable," said Lori Ryerkerk. "We are executing on incremental actions to position our commercial teams in a fluid sales environment, align our production and inventory levels with current demand, aggressively reduce costs, and maximize cash generation. We expect contributions from these actions will support strong 2023 cash generation and continued earnings growth across the second half."
Reflective of controllable actions and improvement in destocking conditions across the remainder of the year, the Company anticipates third quarter adjusted earnings per share of $2.00 to $2.50, inclusive of approximately $0.30 per share of M&M transaction amortization. Likewise, Celanese anticipates full year adjusted earnings per share of $9.00 to $10.00, inclusive of approximately $1.20 per share of M&M transaction amortization.
Reconciliations of forecasted non-GAAP measures such as adjusted earnings per share, adjusted EBIT or free cash flow to the equivalent U.S. GAAP measures (diluted earnings per share, net earnings (loss) attributable to Celanese Corporation and net cash provided by (used in) operations, respectively), are not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, and other items is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the second quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on August 7, 2023. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Brandon Ayache	Brian Bianco	Petra Czugler
Phone: +1 972 443 8509	Phone: +1 972 443 4400	Phone: +49 69 45009 1206
brandon.ayache@celanese.com	media@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately

13,000 employees worldwide and had 2022 net sales of $9.7 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the length and depth of product and industry business cycles, particularly in the automotive, electrical, mobility, textiles, medical, electronics and construction industries; the ability to pass increases in raw material prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the accuracy or inaccuracy of our beliefs or assumptions regarding anticipated benefits of the acquisition (the "M&M Acquisition") by us of the majority of the Mobility & Materials business (the "M&M Business") of DuPont de Nemours, Inc.; the possibility that we will not be able to realize all of the anticipated improvements in the M&M Business's financial performance — including optimizing pricing, currency mix and inventory — or realize all of the anticipated benefits of the M&M Acquisition, including synergies and growth opportunities, within the anticipated timeframe, or at all, whether as a result of difficulties arising from the operation or integration of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; diversion of management's attention from ongoing business operations and opportunities and other disruption caused by the M&M Acquisition and the integration processes and their impact on our existing business and relationships; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war (such as the Russia-Ukraine conflict) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; our ability to obtain regulatory approval for, and satisfy closing conditions to, any transactions described herein that have not closed; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's two business segments, Engineered Materials and the Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, operating EBITDA margin, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for operating EBITDA margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization. Operating EBITDA margin is defined by the Company as operating EBITDA divided by net sales.

•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment, and adjusted for contributions from or distributions to our noncontrolling interest joint ventures. We do not provide reconciliations for free cash flow on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of items such as working capital changes, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
    Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about August 7, 2023 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
	(In $ millions, except share and per share data)
Net sales	2,795	2,853	2,486
Cost of sales	(2,109)	(2,222)	(1,781)
Gross profit	686	631	705
Selling, general and administrative expenses	(274)	(285)	(197)
Amortization of intangible assets	(42)	(41)	(11)
Research and development expenses	(40)	(42)	(26)
Other (charges) gains, net	(10)	(23)	1
Foreign exchange gain (loss), net	15	6	(1)
Gain (loss) on disposition of businesses and assets, net	—	5	12
Operating profit (loss)	335	251	483
Equity in net earnings (loss) of affiliates	23	15	60
Non-operating pension and other postretirement employee benefit (expense) income	(2)	1	25
Interest expense	(182)	(182)	(48)
Interest income	7	8	1
Dividend income - equity investments	31	34	36
Other income (expense), net	4	(6)	(3)
Earnings (loss) from continuing operations before tax	216	121	554
Income tax (provision) benefit	4	(25)	(112)
Earnings (loss) from continuing operations	220	96	442
Earnings (loss) from operation of discontinued operations	—	(3)	(8)
Income tax (provision) benefit from discontinued operations	1	—	2
Earnings (loss) from discontinued operations	1	(3)	(6)
Net earnings (loss)	221	93	436
Net (earnings) loss attributable to noncontrolling interests	(1)	(2)	(2)
Net earnings (loss) attributable to Celanese Corporation	220	91	434
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	219	94	440
Earnings (loss) from discontinued operations	1	(3)	(6)
Net earnings (loss)	220	91	434
Earnings (loss) per common share - basic
Continuing operations	2.01	0.87	4.06
Discontinued operations	0.01	(0.03)	(0.06)
Net earnings (loss) - basic	2.02	0.84	4.00
Earnings (loss) per common share - diluted
Continuing operations	2.00	0.86	4.03
Discontinued operations	0.01	(0.03)	(0.05)
Net earnings (loss) - diluted	2.01	0.83	3.98
Weighted average shares (in millions)
Basic	108.9	108.6	108.4
Diluted	109.3	109.2	109.1

Consolidated Balance Sheets - Unaudited

	As of June 30, 2023	As of December 31, 2022

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,296	1,508
Trade receivables - third party and affiliates, net	1,338	1,379
Non-trade receivables, net	625	675
Inventories	2,514	2,808
Assets held for sale	211	—
Other assets	268	241
Total current assets	6,252	6,611
Investments in affiliates	1,028	1,062
Property, plant and equipment, net	5,541	5,584
Operating lease right-of-use assets	403	413
Deferred income taxes	832	808
Other assets	523	547
Goodwill	7,063	7,142
Intangible assets, net	4,007	4,105
Total assets	25,649	26,272
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	1,507	1,306
Trade payables - third party and affiliates	1,243	1,518
Liabilities held for sale	19	—
Other liabilities	1,146	1,201
Income taxes payable	7	43
Total current liabilities	3,922	4,068
Long-term debt, net of unamortized deferred financing costs	12,889	13,373
Deferred income taxes	1,220	1,242
Uncertain tax positions	285	322
Benefit obligations	406	411
Operating lease liabilities	347	364
Other liabilities	492	387
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(5,490)	(5,491)
Additional paid-in capital	383	372
Retained earnings	11,433	11,274
Accumulated other comprehensive income (loss), net	(702)	(518)
Total Celanese Corporation stockholders' equity	5,624	5,637
Noncontrolling interests	464	468
Total equity	6,088	6,105
Total liabilities and equity	25,649	26,272